Exhibit 4.22

Rules of the Summit Therapeutics plc

2016 Long Term Incentive Plan

Adopted by the board of directors of Summit Therapeutics plc on 21 January 2016

Expiry date: 21 January 2026

Contents

1	DEFINITIONS AND INTERPRETATION	3

2	GRANT OF AWARDS	5

3	PERFORMANCE CONDITION	6

4	RESTRICTIONS ON TRANSFER AND BANKRUPTCY	6

5	DIVIDEND EQUIVALENTS	6

6	INDIVIDUAL LIMIT	6

7	PLAN LIMITS	7

8	REDUCTION OF AWARDS AND CLAWBACK	8

9	VESTING AND EXERCISE	9

10	TAXATION AND REGULATORY ISSUES	10

11	CASH EQUIVALENT/ NET SETTLEMENT	10

12	CESSATION OF EMPLOYMENT	11

13	CORPORATE EVENTS	13

14	ADJUSTMENTS	15

15	AMENDMENTS	15

16	LEGAL ENTITLEMENT	15

17	GENERAL	16

SCHEDULE		17

1	CASH AWARDS	17

THE SUMMIT THERAPEUTICS PLC 2016 LONG TERM INCENTIVE PLAN

1	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless otherwise stated, the words and expressions below have the following meanings:

“Award”	a Conditional Award or an Option (or a Cash Conditional Award or Cash Option granted under Schedule 1 to the Plan);

“AIM”	a market operated by the London Stock Exchange;

“AIM Rules”	the rules for companies whose share are admitted to trading on AIM published by the London Stock Exchange;

“Board”	subject to Rule 13.10, the board of the Company or any duly authorised committee of the board;

“Company”	Summit Therapeutics plc registered in England and Wales under number 05197494;

“Conditional Award”	a right to acquire Shares subject to and in accordance with the Rules with no Exercise Period;

“Control”	the meaning given by section 995 of the Income Tax Act 2007;

“Dealing Day”	any day on which the London Stock Exchange is open for business;

“Dealing Restrictions”	restrictions imposed by the Company’s share dealing code, the AIM Rules or any applicable laws or regulations which impose restrictions on share dealing;

“Eligible Employee”	an employee (including an executive director) of the Company or any of its Subsidiaries;

“Exercise Period”	the period during which an Option may be exercised, such period not to exceed ten years from the Grant Date;

“Exercise Price”	in the case of an Option which has an Exercise Price, the price per Share payable to exercise the Option which, unless the Board determines otherwise, will be the Market Value of a Share on the Grant Date;

“Grant Date”	the date on which an Award is granted;

“Group Member”	the Company, any Subsidiary of the Company, any company which is (within the meaning of section 1159 of the Companies Act 2006) the Company’s holding company or a Subsidiary of the Company’s holding company or, if the Board so determines, any body corporate in relation to which the Company is able to exercise at least 20% of the equity voting rights and “Group” will be construed accordingly;

“Internal Reorganisation”	where immediately after a change of Control of the Company, all or substantially all of the issued share capital of the acquiring company is owned directly or indirectly by the persons who were shareholders in the Company immediately before the change of Control;

“Market Value”

in relation to a Share on any day an amount equal to:

(i)     if and so long as the Shares are admitted to trading on AIM or a recognised stock exchange, the closing price of a Share on AIM or a recognised stock exchange on (a) the Dealing Day immediately preceding the relevant date or, if the Board determines (b) the average middle market quotation of a Share for a number of Dealing Days within a period not exceeding 5 days immediately preceding the relevant date provided that (b) shall not apply for the purpose of determining Market Value in Rule 11; or

(ii)    subject to (i) above, the market value of a Share as determined in accordance with Part VIII Taxation of Chargeable Gains Act 1992 on the relevant date (or such earlier date as determined by the Board);

“Normal Vesting Date”

the date on which an Award will normally Vest, which:

(i)     in respect of an Award which is subject to the satisfaction of a Performance Condition will be the later of:

(a)    the date on which the Board determines that the Performance Condition has been satisfied in accordance with Rule 9.1; and

(b)    the third anniversary of the Grant Date,

(or such other date determined by the Board and notified to the Participant in accordance with Rule 2.3); and

(ii)    in respect of an Award which is not subject to the satisfaction of a Performance Condition, the third anniversary of the Grant Date (or such other date determined by the Board and notified to the Participant in accordance with Rule 2.3);

“Option”	a right to acquire Shares subject to and in accordance with the Rules during an Exercise Period;

“Participant”	any person who holds an Award (or, in respect of Rules 8.4 and 8.6, any person to whom Shares have been issued or transferred or to whom cash is paid in respect of an Award) or following his death, his personal representatives;

“Performance Condition”	a condition or conditions imposed under Rule 3.1 which relates to performance;

“Performance Period”	the period over which a Performance Condition will be measured which, unless the Board determines otherwise, will be at least three years;

“Plan”	the Summit Therapeutics plc 2016 Long Term Incentive Plan in its present form or as from time to time amended;

“Rules”	the rules of the Plan, as set out in this document and “Rule” will be construed accordingly;

“Share”	a fully paid ordinary share in the capital of the Company;

“Subsidiary”	the meaning given by section 1159 of the Companies Act 2006;

“Tax Liability”	any tax or social security contributions liability in connection with an Award for which the Participant is liable and for which any Group Member or former Group Member is obliged to account to any relevant authority (including, without limitation, any secondary Class 1 (employer’s) national insurance contributions covered by any agreement or election entered into pursuant to Rule 2.5, but excluding any secondary Class 1 (employer’s national insurance contributions which are not covered by such an agreement or election));

“Trustee”	the trustee or trustees for the time being of any employee benefit trust, the beneficiaries of which include Eligible Employees; and

“Vest”

(i)     in relation to a Conditional Award, the point at which a Participant becomes entitled to receive the Shares under his Award in accordance with the Rules ; and

(ii)    in relation to an Option, the point at which it becomes capable of exercise in accordance with the Rules ,

and “Vesting”, “Vesting Date”, “Vested” and “Unvested” will be construed accordingly.

1.2	References in the Plan to:

1.2.1	any statutory provisions are to those provisions as amended or re-enacted from time to time;

1.2.2	the singular include the plural and vice versa; and

1.2.3	the masculine include the feminine and vice versa.

1.3	Headings do not form part of the Plan.

2	GRANT OF AWARDS

2.1	Subject to Rule 2.2, during a Grant Period, the Board may grant an Award to an Eligible Employee in its discretion subject to the Rules and upon such additional terms as the Board may determine.

2.2	The grant of an Award will be subject to obtaining any approval or consent required by any relevant authority), any Dealing Restrictions and any other applicable laws or regulations (whether in the UK or overseas).

2.3	Awards must be granted by deed (or in such other written form as the Board determines) and, as soon as reasonably practicable after the Grant Date, Participants must be notified of the terms of their Award including any Performance Condition and such additional terms as it may consider appropriate.

2.4	No Award may be granted under the Plan after the tenth anniversary of the date on which the Plan was adopted by the Board.

2.5	The Board may make the exercise of an Option or Vest of a Conditional Award conditional upon the Participant having entered into an agreement or election pursuant to paragraphs 3A or 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992.

3	PERFORMANCE CONDITION

3.1	Unless the Board determines otherwise, the Vest of Awards will be subject to the satisfaction of a Performance Condition. Subject to Rules 12 and 13, the Performance Condition will be measured over the Performance Period.

3.2	The Board may amend or substitute a Performance Condition if one or more events occur which cause the Board to consider that a substituted or amended Performance Condition would be more appropriate and would not be materially less difficult to satisfy.

4	RESTRICTIONS ON TRANSFER AND BANKRUPTCY

4.1	An Award must not be transferred, assigned, charged or otherwise disposed of in any way (except in the event of the Participant’s death, to his personal representatives) and will lapse immediately on any attempt to do so.

4.2	An Award will lapse immediately if the Participant is declared bankrupt or, if the Participant is outside the UK, any analogous event occurs.

5	DIVIDEND EQUIVALENTS

5.1	The Board may decide at any time prior to the issue or transfer of the Shares in respect of an Award that has Vested that the Participant will receive an amount (in cash and/or additional Shares) equal in value to any dividends that would have been paid on those Shares on such terms and over such period (ending no later than the Vest Date) as the Board may determine. This amount may assume the reinvestment of dividends (on such basis as the Board may determine) and may exclude or include special dividends.

5.2	Any such amount will be payable as soon as reasonably practicable after Vest or, in the case of an Option, exercise, of the relevant Award.

6	INDIVIDUAL LIMIT

6.1	No Eligible Employee may be granted an Award which would, at the time it is granted, cause the market value (as determined by the Board) of all the Shares subject to Awards granted to that Eligible Employee in respect of a particular financial year of the Company to exceed ten times his annual base salary and to the extent any Award exceeds this limit it will be scaled back accordingly.

7	PLAN LIMITS

7.1	The Board must not grant an Award which would cause the number of Shares allocated under the Plan and under any other employee share plan adopted by the Company to exceed such number as represents fifteen per cent of the ordinary share capital of the Company in issue at that time.

7.2	Subject to Rules 7.3 and 7.4, in determining the limits set out in Rule 7.1 Shares are treated as allocated if they have been newly issued by the Company or transferred from treasury to satisfy an option, award or other right granted during the ten years prior to the proposed Grant Date (an “award”), or in the case of such an award in respect of which Shares are yet to be delivered, if the Board intends that new Shares will be issued or that Shares from treasury will be transferred and for these purposes the number of Shares allocated includes:

7.2.1	Shares which have been issued or may be issued to any Trustee; and

7.2.2	Shares which have been or may be transferred from treasury to any Trustee in either case for the Trustee to then transfer to satisfy an award (unless these Shares have already been counted under this Rule).

7.3	The Board may determine that Shares transferred from treasury will cease to count as allocated for the purposes of Rule 7.2 if guidelines published by institutional investor representative bodies no longer require such Shares to be counted.

7.4	The number of Shares allocated does not include:

7.4.1	Shares in respect of which the right to acquire such Shares lapses or is released; and

7.4.2	existing Shares other than treasury Shares which are transferred or to which an award relates; and

7.4.3	Shares allocated in respect of awards which are then satisfied in cash.

7.5	If the Board purports to grant one or more Awards which are inconsistent with the limits in this Rule 7:

7.5.1	if only one Award is purported to be so granted, that Award will be limited and will take effect from the Grant Date over the maximum number of Shares permitted by those limits; and

7.5.2	if more than one Award is purported to be so granted, each such Award will be reduced as determined by the Board and will take effect from the Grant Date over the maximum number of Shares permitted by those limits.

7.6	The Board may make such adjustments to the method of assessing the limits set out in Rules 7.1 and 7.2 as it considers appropriate in the event of any variation of the Company’s share capital.

8	REDUCTION OF AWARDS AND CLAWBACK

8.1	Notwithstanding any other Rule, the Board may, in its discretion and taking into account all relevant factors including the Participant’s level of responsibility, determine that the provisions of either or both Rules 8.3 and 8.4 should be applied in respect of any Award if:

8.1.1	in the case of the provisions of Rule 8.3, any of the circumstances described in Rule 8.2 have occurred; and

8.1.2	in the case of the provisions of Rule 8.4, any of the circumstances described in Rules 8.2.1 or 8.2.4 have occurred,

within the period beginning on the Grant Date (or, in relation to an Award which is subject to a Performance Condition, the first day of the Performance Period) or such earlier date as the Board determines on or before the Grant Date and ending on the later of second anniversary of Vesting or fifth anniversary of the Grant Date, or such longer period as is required under US Securities and Exchange Commission (“SEC”) rules that are applicable to the Company.

8.2	The circumstances referred to in Rule 8.1 are:

8.2.1	a material misstatement of the Group’s audited financial results;

8.2.2	a material failure of risk management by the Company, any other Group Member or a relevant business unit;

8.2.3	serious reputational damage to the Company, any other Group Member or a relevant business unit;

8.2.4	material misconduct on the part of the Participant; or

8.2.5	any other circumstances which the Board in its discretion considers to be similar in their nature or effect.

8.3	The Board may, in its discretion, determine at any time prior to the Vest of an Award to:

8.3.1	reduce (including to zero) the number of Shares to which an Award relates or may relate; and/or

8.3.2	impose further conditions on an Award.

8.4	The Board may, in its discretion, determine that at any time after the Vesting of an Award and prior to the later of the second anniversary of Vesting and the fifth anniversary of the Grant Date (or such longer period as is required by SEC rules that are applicable to the Company) to:

8.4.1	take the action referred to in Rule 8.3.1 or 8.3.2 if a Vested Option has not yet been exercised, or if Shares or cash have not yet been delivered to the Participant following the Vesting of a Conditional Award or exercise of an Option; and/or

8.4.2	require a Participant or former Participant to make a cash payment to the Company in respect of some or all of the Shares or cash delivered to him under the Award; and/or

8.4.3	require a Participant or former Participant to transfer for nil consideration some or all of the Shares delivered to him under the Award and the Board will have discretion to determine the basis on which the amount of cash or Shares is calculated including whether and if so to what extent to take account of any tax or social security liability applicable to the Award.

8.5	If the action or conduct of any Participant, Group Member or relevant business unit is under investigation prior to the second anniversary of the Vest Date pursuant to this Rule 8 and such investigation has not yet been concluded by that date, the period referred to in Rule 8.4 will end on such later date as the Board considers appropriate to allow such investigation to be concluded.

8.6	The Board may decide to:

8.6.1	reduce (including to zero) the number of Shares to which an Award relates or may relate;

8.6.2	impose further conditions on an Award; and/or

8.6.3	require a Participant to transfer for nil consideration some or all of the Shares delivered to him under an Award or make a cash payment to the Company in respect of some or all of the Shares delivered to him under an Award to effect the recovery of sums paid or Shares delivered under any provisions similar to this Rule 8 which are included in any bonus plan or share plan (other than the Plan) operated by any Group Member and if the Board decides to apply Rule 8.6.3 the Board will have the discretion to determine the basis on which the amount of cash or Shares is calculated including whether and if so to what extent to take account of any tax or social security liability applicable to the Award.

8.7	For the purposes of this Rule 8, references to Group Member or a relevant business unit include references to any former Group Member or former business unit.

8.8	If the Board exercises its discretion in accordance with this Rule 8, it will confirm this in writing to each Participant and, if necessary, the Trustee.

9	VESTING AND EXERCISE

9.1	As soon as reasonably practicable after the end of the Performance Period relating to an Award in respect of which a Performance Condition has been imposed, the Board will determine if and to what extent the Performance Condition has been satisfied. To the extent that the Performance Condition has not been satisfied in full, the remainder of the Award will lapse immediately.

9.2	Subject to Rules 10, 12 and 13, an Award will Vest:

9.2.1	on the Normal Vesting Date; or

9.2.2	if on the Normal Vesting Date (or on any other date on which an Award is due to Vest under Rules 12 or 13) a Dealing Restriction applies to the Award, on the date on which such Dealing Restriction lifts; and

an Option may then be exercised in accordance with Rules 9.3 to 9.5 until the tenth anniversary of the Grant Date (or such earlier date as the Board may determine on or prior to the Grant Date) in such manner as the Board determines, after which time it will lapse.

9.3	To exercise an Option, a Participant must pay the aggregate Exercise Price (if any) for the Shares in respect of which he is exercising the Option, or enter into arrangements acceptable to the Board to pay that amount.

9.4	Subject to Rules 9.5 and 10, an Option may be exercised pursuant to this Rule 9 or Rules 12 and 13 in such form and manner as the Board may determine, provided that exercise of an Option will not take effect until the Company receives:

9.4.1	a notice of exercise of the Option; and

9.4.2	payment of the aggregate Exercise Price (if any), or an undertaking to pay that amount.

9.5	Options may be exercised in whole or in part.

9.6	Subject to Rules 10 and 11, where a Conditional Award has Vested or an Option has been exercised, the number of Shares in respect of which the Award has Vested or been exercised together with any additional Shares or cash to which a Participant becomes entitled under Rule 5 will be issued, transferred or paid (as applicable) to the Participant as soon as reasonably practicable thereafter.

10	TAXATION AND REGULATORY ISSUES

10.1	A Participant will be responsible for and indemnifies each relevant Group Member and the Trustee against any Tax Liability relating to his Award. Any Group Member and/or the Trustee may withhold an amount equal to such Tax Liability from any amounts due to the Participant (to the extent such withholding is lawful) and/or make any other arrangements as it considers appropriate to ensure recovery of such Tax Liability including, without limitation, the sale of sufficient Shares acquired subject to the Award to realise an amount equal to the Tax Liability.

10.2	The Vest of an Award, the exercise of an Option and the issue or transfer of Shares under the Plan will be subject to obtaining any approval or consent required by any relevant authority, any Dealing Restrictions or any other applicable laws or regulations (whether in the UK or overseas).

11	CASH EQUIVALENT/ NET SETTLEMENT

11.1	Subject to Rule 11.4, at any time prior to the date on which Shares in respect of an Award that has been Vested or exercised have been issued or transferred to a Participant, the Board may determine that, in substitution for his right to acquire some or all of the Shares to which his Award relates, the Participant will instead receive a cash sum in accordance with Rule 11.2 or a reduced number of Shares in accordance with Rule 11.3.

11.2	A cash sum to which a Participant becomes entitled under this Rule 11.2 will be equal to the market value (as determined by the Board) of that number of Shares which would otherwise have been issued or transferred, less, in the case of an Option, the aggregate Exercise Price payable (if any) in respect of the exercise of the Option in relation to those Shares and for these purposes:

11.2.1	in the case of a Conditional Award, market value will be determined on the Vest Date;

11.2.2	in the case of an Option, market value will be determined on the date of exercise; and

11.2.3	the cash sum will be paid to the Participant as soon as reasonably practicable after the Vest or exercise of the Award (or, if later, the date of such determination) net of any deductions (including but not limited to, any Tax Liability or similar liabilities) as may be required by law.

11.3	The number of Shares to which a Participant becomes entitled under this Rule 11.3 will be equal to the market value (as determined by the Board) of that number of Shares which would otherwise have been issued or transferred, less (if the Board determines) any deductions (including, but not limited to, any Tax Liability or similar liabilities) as may be required by law in respect of the Award in relation to those Shares and, in the case of an Option, the aggregate Exercise Price payable (if any) in respect of the Option in relation to those Shares and for these purposes:

11.3.1	in the case of a Conditional Award, market value will be determined on the Vest Date;

11.3.2	in the case of an Option, market value will be determined on the date of exercise; and

11.3.3	the number of Shares to which a Participant is entitled will be issued or transferred to him as soon as reasonably practicable after the Vest of the Conditional Award or the exercise of the Option.

11.4	The Board may determine that this Rule 11 will not apply to an Award, or any part of it

12	CESSATION OF EMPLOYMENT

Death

12.1	If a Participant dies, unless the Board determines otherwise, an Award which has not Vested at the date of his death will Vest as soon as practicable thereafter in accordance with Rule 12.2.

12.2	The number of Shares in respect of which an Award Vests pursuant to Rule 12.1 will be determined by the Board in its discretion, taking into account:

12.2.1	unless the Board determines otherwise, the extent to which any Performance Condition has been satisfied at the date of death; and

12.2.2	unless the Board determines otherwise, the period of time that has elapsed from the start of the Performance Period to the date of death as a proportion of the Performance Period or if the Award is not subject to a Performance Condition, the Grant Date to the date of death, or such other period of time as the Board determines, and to the extent that an Award does not Vest in full, the remainder will lapse immediately.

12.3	An Option which Vests in accordance with Rule 12.1 or which was already Vested at the date of death may then be exercised, subject to Rule 13, during the period of 12 months from the later of the date of death and the date of Vesting (or such other period as the Board may determine), after which time it will lapse.

Cessation of employment prior to the Vesting Date

12.4	If a Participant ceases to hold office or employment with a Group Member prior to the Vesting Date other than in accordance with Rule 12.1 or 12.5, his Award will lapse at that time.

12.5	If a Participant ceases to hold office or employment with a Group Member prior to the Vesting Date as a result of:

12.5.1	ill-health, injury or disability as established to the satisfaction of the Board;

12.5.2	redundancy or retirement with the agreement of the Participant’s employing company;

12.5.3	the Participant’s employing company ceasing to be a Group Member or the transfer of an undertaking or part of an undertaking (in which the Participant is employed) to a person who is not a Group Member; or

12.5.4	any other reason at the Board’s discretion, except where a Participant is summarily dismissed,

unless the Board determines that an Award will Vest in accordance with Rule 12.6, an Award will continue and, subject to it Vesting and lapsing earlier under Rule 13, will Vest in accordance with Rule 12.7 on the Normal Vesting Date.

12.6	If the Board determines that an Award will Vest in accordance with this Rule 12.6, it will Vest in accordance with Rule 12.7 as soon as reasonably practicable following the date of the Participant’s cessation of office or employment (or on such other date as determined by the Board).

12.7	The number of Shares in respect of which the Award Vests pursuant to Rule 12.5 or 12.6 will be determined by the Board in its discretion, taking into account:

12.7.1	unless the Board determines otherwise, the extent to which any Performance Condition has been satisfied at the end of the Performance Period (if Rule 12.5 applies) or at the date of the Participant’s cessation of office or employment (if Rule 12.6 applies); and

12.7.2	unless the Board determines otherwise, the period of time that has elapsed from the start of the Performance Period to the date of cessation of office or employment as a proportion of the Performance Period or if the Award is not subject to a Performance Condition, the Grant Date to the date of cessation of office or employment, or such other period of time as the Board determines, and to the extent that an Award does not Vest in full, the remainder will lapse immediately.

12.8	An Option may be exercised, subject to it lapsing earlier under Rule 13, for a period of six months (or such other period as the Board may determine) from the Vest Date after which time it will lapse.

Cessation of employment – Options which have Vested but not been exercised

12.9	Subject to Rules 12.3 and 12.10, if a Participant ceases to hold office or employment with a Group Member on or after the Vesting Date, his Option will lapse at that time.

12.10	Subject to Rule 12.3, if a Participant ceases to hold office or employment with a Group Member on or after the Vesting Date as a result of resignation by the Participant from such office or employment or an event listed in Rules 12.5.1 to 12.5.4 an Option which has Vested prior to the date of cessation may be exercised, subject to it lapsing earlier under Rule 13, for a period of six months (or such other period as the Board may determine) from the date of such cessation, after which time it will lapse.

12.11	For the purposes of the Plan, no person will be treated as ceasing to hold office or employment with a Group Member until that person no longer holds:

12.11.1	an office or employment; or

12.11.2	a right to return to work

with any Group Member.

13	CORPORATE EVENTS

13.1	Where any of the events described in Rule 13.3 occur, subject to Rules 13.8 and 13.9, all Awards which have not yet Vested will Vest in accordance with Rule 13.2 at the time of such event unless they are Vested earlier in accordance with Rule 13.5. Options will be exercisable for three months (or such other period as the Board may determine) from the date of the relevant event, after which time all Options will lapse.

13.2	Any Unvested Award will be Vested pursuant to Rule 13.1 to the extent determined by the Board in its discretion, taking into account, unless the Board determines otherwise the extent to which any Performance Condition has, in the Board’s opinion, been satisfied and, unless the Board determines otherwise, the period of time that has elapsed from the Grant Date to the date of the relevant event (or the date of cessation of office or employment if earlier). To the extent that an Award does not Vest, or is not exchanged in accordance with Rules 13.8 and 13.9, it will lapse immediately.

13.3	The events referred to in Rule 13.1 are:

13.3.1	General offer

If any person (either alone or together with any person acting in concert with him):

13.3.1.1	obtains Control of the Company as a result of making a general offer to acquire Shares; or

13.3.1.2	already having Control of the Company, makes an offer to acquire all of the Shares other than those which are already owned by him and such offer becomes wholly unconditional.

13.3.2	Scheme of arrangement

A compromise or arrangement in accordance with section 899 of the Companies Act 2006 for the purposes of a change of Control of the Company is sanctioned by the Court.

13.4	If a person becomes bound or entitled to acquire Shares under sections 979 to 982 or 983 to 985 of the Companies Act 2006 (takeover offers: right of offeror to buy out minority shareholder etc.), any Option which has not already been exercised or lapsed may be exercised (to the extent permitted by Rule 13.2) while that person remains so bound or entitled. All unexercised Options will lapse when that person ceases to be so bound or entitled.

13.5	Loss of corporation tax deduction

If the Board determines that there would be a loss of corporation tax deduction under Part 12 of the Corporation Tax Act 2009 (or any similar legislation or rules in a jurisdiction outside the United Kingdom) if Awards were to Vest or Options were to be exercised on or after an event described in Rule 13.3 or 13.4, then the Board may resolve that Awards will Vest at an earlier date.

13.6	Winding-up

On the passing of a resolution for the voluntary winding-up or the making of an order for the compulsory winding up of the Company, the Board will determine:

13.6.1	whether and to what extent Awards which have not yet Vested will Vest taking into account the extent, unless the Board determines otherwise to which any Performance Condition has, in the Board’s opinion, been satisfied and, unless the Board determines otherwise, the period of time that has elapsed from the start of the Grant Date to the date of the relevant event (or the date of cessation of office or employment if earlier), or such other period as the Board may determine; and

13.6.2	the period of time during which any Vested Option may be exercised, after which time it will lapse.

To the extent that an Award does not Vest it will lapse immediately.

13.7	Other events

If the Company is or may be affected by a demerger, delisting, special dividend or other event and in the opinion of the Board, may affect the current or future value of Shares to a material extent and the Board determines it would not be appropriate or practical to adjust Awards in accordance with Rule 14 the Board may determine that the following provisions will apply:

13.7.1	an Award will Vest on such terms as the Board may determine;

13.7.2	if an Award Vests under this Rule 13.7, it will Vest taking into account the extent, unless the Board determines otherwise to which any Performance Condition has in the Board’s opinion been satisfied and, unless the Board determines otherwise, the period of time that has elapsed from the Grant Date to the date of the relevant event (or the date of cessation of office or employment if earlier), or such other period as the Board may determine; and

13.7.3	the Board will determine the period during which any Vested Option may be exercised, after which time it will lapse.

To the extent that the Award does not Vest it will lapse immediately, unless the Board determines otherwise.

13.8	Exchange

An Award will not Vest under Rule 13.1 but will be exchanged on the terms set out in Rule 13.9 to the extent that:

13.8.1	an offer to exchange the Award (the “Existing Award”) is made and accepted by a Participant;

13.8.2	there is an Internal Reorganisation, unless the Board determines that an Award should Vest under Rule 13.1; or

13.8.3	the Board decides (before the relevant event) that an Existing Award will be exchanged automatically.

13.9	Exchange terms

If this Rule 13.9 applies, the Existing Award will not Vest but will be exchanged in consideration of the grant of a new award which, in the opinion of the Board, is equivalent to the Existing Award, but relates to shares in a different company (whether the acquiring company or a different company).

13.10	Meaning of Board

Any reference to the Board in this Rule 13 means the members of the Board immediately prior to the relevant event.

14	ADJUSTMENTS

14.1	The number of Shares subject to an Award, any Performance Condition and /or the Exercise Price (if any) of an Option may be adjusted in such manner as the Board determines, in the event of:

14.1.1	any variation of the share capital of the Company; or

14.1.2	a demerger, delisting, special dividend or other event which may, in the opinion of the Board, affect the current or future value of Shares.

15	AMENDMENTS

15.1	Except as described in this Rule 15, the Board may at any time amend the Rules or, subject to Rule 3.2 the terms of any Award.

15.2	An amendment that is to the material disadvantage of the existing rights of a Participant will not be made under Rule 15.1 unless the Participant has approved the amendment.

15.3	No amendment will be made under this Rule 15 if it would prevent the Plan from being an employees’ share scheme in accordance with section 1166 of the Companies Act 2006.

16	LEGAL ENTITLEMENT

16.1	This Rule 16 applies during a Participant’s employment with any Group Member and after the termination of such employment, whether or not the termination is lawful.

16.2	Nothing in the Plan or its operation forms part of the terms of employment of a Participant and the rights and obligations arising from a Participant’s employment with any Group Member are separate from, and are not affected by, his participation in the Plan. Participation in the Plan does not create any right to continued employment with a Group Member for any Participant.

16.3	The grant of any Award to a Participant does not create any right for that Participant to be granted any further Awards or to be granted Awards on any particular terms, including the number of Shares to which Awards relate.

16.4	By participating in the Plan, a Participant waives all rights to compensation for any loss in relation to the Plan, including:

16.4.1	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of the Participant’s employment);

16.4.2	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; and

16.4.3	the operation, suspension, termination or amendment of the Plan.

17	GENERAL

17.1	The Plan will terminate upon the date stated in Rule 2.4, or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Plan will be without prejudice to the existing rights of Participants.

17.2	Shares issued or transferred from treasury under the Plan will rank equally in all respects with the Shares then in issue, except that they will not rank for any voting, dividend or other rights attaching to Shares by reference to a record date preceding the date of issue or transfer from treasury.

17.3	By participating in the Plan, a Participant consents to the collection, holding, processing and transfer of his personal data by any Group Member or any third party for all purposes relating to the operation of the Plan, including but not limited to, the administration and maintenance of Participant records, providing information to future purchasers of the Company or any business in which the Participant works and the transfer of information about the Participant to a country or territory outside the European Economic Area or elsewhere.

17.4	The Plan will be administered by the Board. The Board will have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt regulations for administering the Plan. Decisions of the Board will be final and binding on all parties.

17.5	Any notice or other communication in connection with the Plan may be delivered personally or sent by electronic means or post, in the case of a company to its registered office (for the attention of the company secretary), and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment. Where a notice or other communication is given by post, it will be deemed to have been received 72 hours after it was put into the post properly addressed and stamped, and if by electronic means, when the sender receives electronic confirmation of delivery or if not available, 24 hours after sending the notice.

17.6	No third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan (without prejudice to any right of a third party which exists other than under that Act).

17.7	The Rules will be governed by and construed in accordance with the laws of England and Wales. Any person referred to in the Plan submits to the exclusive jurisdiction of the Courts of England and Wales.

SCHEDULE 1

CASH AWARDS

1	CASH AWARDS

The Rules of the Summit Therapeutics plc 2016 Long-Term Incentive Plan will apply to a right to receive a cash sum granted under this Schedule as if it was either a Conditional Award (a “Cash Conditional Award”) or an Option (a “Cash Option”), except as set out in this Schedule. Where there is any conflict between the Rules and this Schedule, the terms of this Schedule will prevail.

1.1	Each Cash Conditional Award or Cash Option will relate to a certain number of notional Shares.

1.2	On the Vest of a Cash Conditional Award or the exercise of a Cash Option the Participant will be entitled to receive a cash sum, calculated by reference to the value of the number of notional Shares to which the Cash Conditional Award or the Cash Option relates, on the following basis:

1.2.1	in the case of a Cash Conditional Award the cash sum will be equal to the market value (as determined by the Board) of the notional Shares to which the Cash Conditional Award relates on the Vest Date; and

1.2.2	in the case of a Cash Option the cash sum will be equal to the market value (as determined by the Board) of the notional Shares to which the Cash Option relates on the date of exercise less the aggregate Exercise Price payable (if any) in respect of the exercise of the Cash Option in relation to the notional shares.

1.3	The cash sum payable under paragraph 1.2 above will be paid to the Participant as soon as reasonably practicable after the Vest of the Cash Conditional Award or the exercise of the Cash Option, net of any deductions (including, but not limited to, any Tax Liability or similar liabilities) as may be required by law.

1.4	A Cash Conditional Award or Cash Option will not confer any right on the holder to receive Shares or any interest in Shares.

SCHEDULE 2

CSOP OPTIONS

This Schedule constitutes the “Summit Therapeutics plc 2016 Company Share Option Plan (the “CSOP”) and sets out the terms on which the Board may grant CSOP Options.

The purpose of this CSOP is to enable the Company to grant CSOP Options to Eligible Employees in accordance with ITEPA Schedule 4. No CSOP Options may be granted under this Schedule other than in accordance with ITEPA Schedule 4, and no other form of Award may be granted under this Schedule.

1.	INTERPRETATION

1.1	References in this Schedule to ‘Rules’ are to rules of the Plan and references to ‘Sections’ are to the sections of this Schedule.

1.2	The Rules apply to CSOP Options except as modified below and references in the Rules to an Award or Option will be interpreted as references to a CSOP Option for the purposes of this Schedule.

1.3	In the event of any conflict between the Rules and the Sections of this Schedule, this Schedule shall take precedence.

2.	DEFINITIONS

2.1	For the purposes of this Schedule, the following definitions shall apply:

“Associated Company”	has the meaning given to it in paragraph 35(1) of ITEPA ITEPA Schedule 4;

“CSOP Limit”	the limit specified from time to time under paragraph 6(1) of ITEPA Schedule 4;

“CSOP Option”	an Option granted under this Schedule;

“HMRC”	HM Revenue & Customs;

“ITEPA Schedule 4”	Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003;

“Market Value”	in relation to a share on any day an amount equal to its market value determined in accordance with Part VIII Taxation of Chargeable Gains Act 1992 on the relevant date;

“Restriction	has the meaning given by paragraph 36(3) of ITEPA Schedule 4; and

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“Variation of Capital”	in relation to the equity share capital of the Company, a capitalisation issue, an offer or invitation made by way of rights, a subdivision, consolidation, reduction or any other variation in respect of which a CSOP Option may be adjusted in accordance with the requirements of ITEPA Schedule 4.

3.	ELIGIBILITY TO BE GRANTED AN APPROVED OPTION

3.1	A CSOP Option may only be granted to an Eligible Employee who is a director of the Company or any of its Subsidiaries if he is obliged to devote not less than 25 hours a week (excluding meal breaks) to the performance of the duties of his office or employment with the Company or Subsidiary.

3.2	A CSOP Option may not be granted to an Eligible Employee who is excluded from participation by virtue of paragraph 9 of ITEPA Schedule 4 (material interest in a close company).

4.	GRANT OF A CSOP OPTION

4.1	The Exercise Price of a CSOP Option must not be less than the Market Value of a Share at the Grant Date.

4.2	Each CSOP Option shall be granted in such a manner as to constitute a legal right to acquire the Shares subject to the CSOP Option, subject to the terms of this Schedule.

4.3	The Board must not grant a CSOP Option to an Eligible Employee which would on the Grant Date cause the aggregate Market Value of the Shares which he may acquire by exercising that CSOP Option, any other CSOP Option or any other option which is to be taken into account for the purposes of the CSOP Limit, to exceed the amount permitted from time to time under the CSOP Limit.

4.4	If a CSOP Option is purported to be granted in breach of the CSOP Limit, that CSOP Option shall take effect from the Grant Date over the maximum number of Shares over which it may be granted within that limit.

4.5	For the purposes of this Section 4:

4.5.1	the Market Value of a Share will be determined at the Grant Date of the relevant option; and

4.5.2	the Market Value of a Share subject to a Restriction will be determined as if the Restriction did not apply.

5.	SHARES SUBJECT TO A CSOP OPTION

5.1	The Shares subject to a CSOP Option must satisfy the conditions referred to in paragraph 15 of ITEPA Schedule 4.

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6.	INFORMATION TO BE PROVIDED TO PARTICIPANTS

6.1	As soon as reasonably practicable following the grant of a CSOP Option, the Participant shall be informed of:

6.1.1	the Exercise Price;

6.1.2	the number and description of Shares which may be acquired on the exercise of a CSOP Option;

6.1.3	any Restrictions to which those Shares are subject;

6.1.4	the times at which the CSOP Option may be exercised (in whole or in part); and

6.1.5	the circumstances under which the CSOP Option will lapse or be cancelled (in whole or in part).

7.	VESTING AND EXERCISE OF CSOP OPTIONS

7.1	A Participant may not exercise a CSOP Option while he is excluded from being granted a CSOP Option under paragraph 9 of ITEPA Schedule 4 (material interest in a close company).

7.2	Rule 5 (Dividend Equivalents) shall not apply to any CSOP Options.

7.3	Rule 10.1 shall not apply to CSOP Options. A Participant will be responsible for and indemnify each relevant Group Member and/or the Trustee against any Tax Liability arising as a result of the exercise of a CSOP Option and will reimburse the Group Member and/or the Trustee (as relevant) for the Tax Liability within thirty days of it arising. A CSOP Option may only be exercised if there are arrangements in place acceptable to the Board to provide for the reimbursement of any Tax Liability arising as a result of the exercise of the CSOP Option, which may include:

7.3.1	the Participant making a payment to the Group Member and/or the Trustee;

7.3.2	the Group Member withholding the Tax Liability from the Participant’s remuneration (to the extent permitted by law); or

7.3.3	with the Participant’s agreement, any other arrangement acceptable to the Group Member and/or the Trustee to reimburse the Tax Liability, including authorising the sale of sufficient of the Shares on the Participant’s behalf.

8.	CASH EQUIVALENT / NET SETTLEMENT

8.1	Rule 11 of the Plan shall not apply to CSOP Options.

9.	CESSATION OF EMPLOYMENT

9.1	Rule 12 of the Plan shall be deleted and replaced by this Section 9 and in the case of CSOP Options, any reference within the Plan to Rule 12 shall be read as referring to Section 9.

9.2	Subject to Sections 9.3, 9.6 and 9.9, if a Participant ceases to hold office or employment with a Group Member his CSOP Option (whether or not Vested) will lapse at that time.

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9.3	If a Participant dies, a CSOP Option which has not Vested at the date of his death will Vest as soon as practicable thereafter in accordance with Section 9.4.

9.4	The number of Shares in respect of which a CSOP Option Vests pursuant to Section 9.3 will be determined by the Board in its discretion, taking into account:

9.4.1	unless the Board determines otherwise, the extent to which any Performance Condition has been satisfied at the date of death; and

9.4.2	unless the Board determines otherwise, the period of time that has elapsed from the start of the Performance Period to the date of death as a proportion of the Performance Period or if the CSOP Option is not subject to a Performance Condition, the Grant Date to the date of death, and to the extent that a CSOP Option does not Vest in full, the remainder will lapse immediately.

9.5	A CSOP Option which Vests in accordance with Section 9.3 or which was already Vested at the date of death may then be exercised, subject to Rule 13, during the period of 12 months from the date of death after which time it will lapse.

9.6	If a Participant ceases to hold office or employment with a Group Member as a result of:

9.6.1	redundancy (within the meaning of the Employment Rights Act 1996);

9.6.2	retirement;

9.6.3	injury or disability evidenced to the satisfaction of the Board;

9.6.4	the Participant’s employing company ceasing to be a Group Member or the transfer of an undertaking or part of an undertaking (in which the Participant is employed) to a person who is not a Group Member; or

9.6.5	any other reason at the Board’s discretion, except where a Participant is summarily dismissed,

Section 9.7 will apply, unless the Board has exercised its discretion under Section 9.6.5 in which case Section 9.8 will apply.

9.7	If the Participant ceases to hold office or employment with a Group Member for a reason referred to in Sections 9.6.1 to 9.6.4:

9.7.1	a CSOP Option which has not Vested at the date of cessation will Vest as soon as practicable thereafter in accordance with Section 9.7.2;

9.7.2	the number of Shares in respect of which a CSOP Option Vests pursuant to Section 9.7.1 will be determined by the Board in its discretion, taking into account:

9.7.2.1	unless the Board determines otherwise, the extent to which any Performance Condition has been satisfied at the date of cessation; and

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9.7.2.2	unless the Board determines otherwise, the period of time that has elapsed from the start of the Performance Period to the date of cessation as a proportion of the Performance Period or if the CSOP Option is not subject to a Performance Condition, the Grant Date to the date of cessation, and to the extent that a CSOP Option does not Vest in full, the remainder will lapse immediately; and

9.7.3	subject to it lapsing earlier under Rule 13, a CSOP Option may be exercised during the period of 6 months from the date of cessation after which time it will lapse.

9.8	If the Participant ceases to hold office or employment with a Group Member and the Board exercises its discretion under Section 9.6.5:

9.8.1	a CSOP Option which has not Vested at the date of cessation will continue and, subject to it Vesting and lapsing earlier under Rule 13, will Vest in accordance with Section 9.8.2 on the Normal Vesting Date;

9.8.2	the number of Shares in respect of which a CSOP Option Vests pursuant to Section will be determined by the Board in its discretion, taking into account:

9.8.2.1	unless the Board determines otherwise the extent to which any Performance Condition has been satisfied at the end of the Performance Period; and

9.8.2.2	unless the Board determines otherwise, the period of time that has elapsed from the start of the Performance Period to the date of cessation as a proportion of the Performance Period or if the CSOP Option is not subject to a Performance Condition, the Grant Date to the date of cessation, and to the extent that a CSOP Option does not Vest in full, the remainder will lapse immediately; and

9.8.3	subject to it lapsing earlier under Rule 13, a CSOP Option may be exercised during the period of 6 months from the Normal Vesting Date after which time it will lapse.

9.9	Subject to Section 9.3, if a Participant ceases to hold office or employment with a Group Member on or after the Vesting Date as a result of resignation by the Participant from such office or employment or an event listed in Section 9.6, a CSOP Option which has Vested prior to the date of cessation may be exercised, subject to it lapsing earlier under Rule 13, for a period of six months from the date of such cessation, after which time it will lapse.

9.10	For the purposes of the Schedule, no person will be treated as ceasing to be in office or employment with a Group Member until that person no longer holds

9.10.1	an office or employment; or

9.10.2	a right to return to work,

with any Group Member.

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10.	CORPORATE EVENTS

10.1	This Section 10.1 is supplemental to Rule 13. If in consequence of a person obtaining Control of the Company a result of an event referred to in Rule 13.3 Shares no longer meet the requirements referred to in paragraph 15 of ITEPA Schedule 4, a CSOP Option may be exercised to the extent Vested (in accordance with Rule 13.1) no later than 20 days after the date on which Control is obtained, notwithstanding that the Shares no longer meet those requirements.

10.2	Rules 13.8 and 13.9 shall not apply to CSOP Options and in the context of CSOP Options any reference within the Rules to “Rules 13.8 and 13.9” shall be interpreted as referring to the “Sections 10.3 and 10.4” of this Section 10.

10.3	Subject to Section 10.4, a CSOP Option will not Vest under Rule 13.1 if an agreement to release the CSOP Option in consideration of the grant of a new share option is made between the Participant and the acquiring company (as defined in Section 10.5 below) in accordance with Section 10.6.

10.4	If there is an Internal Reorganisation, a CSOP Option will not Vest under Rule 13.1 if the acquiring company offers to grant a new share option in consideration for the release of the CSOP Option in accordance with Section 10.6. To the extent the Participant does not agree to the release of the CSOP Option in accordance with Section 10.6, the CSOP Option will lapse one month after the date of the Internal Reorganisation.

10.5	If another company (the “acquiring company”):

10.5.1	obtains control of the Company as a result of making:

(i)	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that, if it is met, the person making the offer will have Control of the Company; or

(ii)	a general offer to acquire all the Shares in the Company which are of the same class as the shares which may be acquired by the exercise of CSOP Options granted under this Schedule;

10.5.2	obtains Control of the Company as a result of a compromise or arrangement sanctioned by the court under section 899 of the Companies Act 2006; or

10.5.3	becomes bound or entitled to acquire shares in the Company under sections 979 to 982 of the Companies Act 2006,

a CSOP Option may be released in consideration of the grant to the holder of that CSOP Option of a new share option in accordance with Section 10.6.

10.6	If a CSOP Option is to be released in consideration of the grant of a new share option in accordance with this Section 10.6:

10.6.1	that must be done with the agreement of the acquiring company;

10.6.2	the agreement must be made in the relevant period determined in accordance with paragraph 26 of ITEPA Schedule 4 and before the CSOP Option lapses in accordance with Rule 13.1 or (in the case of an Internal Reorganisation) Section 10.4; and

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10.6.3	any new share option granted in consideration of the release of a CSOP Option in accordance with this Section 10.6 must satisfy the requirements of paragraphs 27(2) – 27(4) (inclusive) of ITEPA Schedule 4.

10.7	If a CSOP Option is exchanged for a new option in accordance with Section 10.6, the Company will remain “the scheme organiser” within the meaning of paragraph 2(2) of ITEPA Schedule 4 for the purposes of this Schedule and no further CSOP Options may be granted after the date on which any new option is granted.

11.	ADJUSTMENTS

11.1	Rule 14 of the Plan shall be deleted and replaced by this Section 11 and in the case of CSOP Options, any reference within the Plan to Rule 14 shall be read as referring to Section 11.

11.2	The number of Shares subject to a CSOP Option and/or the Exercise Price may be varied in the event of a Variation of Share Capital provided that:

11.2.1	the market value of the Shares which may be acquired under the CSOP Option determined, in the case of a Share subject to a Restriction as if that Restriction did not apply, is substantially the same immediately before and after the variation or variations; and

11.2.2	the aggregate Exercise Price applying to the CSOP Option is substantially the same immediately before or after the variation or variations.

12.	AMENDMENTS

12.1	No amendment to the Plan or this Schedule which would cause this Schedule to cease to meet the requirements of ITEPA Schedule 4 will have effect in relation to any CSOP Option unless and until the Board has determined that the amendment will take effect even if it causes this Schedule to cease to meet those requirements.

13.	BOARD DISCRETION

13.1	Any discretion exercisable or action or determination to be undertaken by the Board under Section 9 or Rules 3, 8, 9 and 13 shall be exercised or undertaken by the Board fairly and reasonably.

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SCHEDULE 3

US PARTICIPANTS

1	DEFINITIONS AND INTERPRETATION

1.1	The purpose of this Schedule 3 is to ensure that Options granted to and held by US Participants have an Exercise Price that is at least Fair Market Value, and that Conditional Awards granted to and held by US Participants meet the requirements of the short term deferral exemption to s409A of the United States Internal Revenue Code. The terms of such Awards should be interpreted in a manner consistent with these requirements.

1.2	The Rules will apply to Awards held by Participants, who are or who may become US Participants, except as set out in this Schedule 3. Where there is any conflict between the Rules and this Schedule 3, the terms of this Schedule 3 will prevail.

1.3	In this Schedule 3, references to “Rules” are to the rules of the Plan and references to “Paragraphs” are to paragraphs of this Schedule 3. Words and phrases shall have the same meaning as in the Rules, except that the following amendments and additions will be made to words and expressions in the Rules.

“ADS”	means an American Depositary Share being an authorised depositary security denominated in US dollars and listed on NASDAQ which represents a number of Shares and which may be evidenced by an American Depositary Receipt;

“Fair Market Value”	an amount equal to the fair market value (as determined in accordance with U.S. Treasury Regulation Section 1.409A-1(b)(5)(iv)(A)) of a Share;

“Share”	means a fully paid ordinary share in the capital of the Company and, unless the context otherwise requires, includes ADSs; and

“US Participant”	means a Participant who is a:

(a) US citizen;

(b) US permanent resident (evidenced by a green-card);

(c) non-US citizen who is posted to the United States on or after the Grant Date and who is (or is expected to become) subject to US taxation as a resident alien; or

(d)    non-US citizen to the extent that he or she is or becomes subject to Section 409A of the Internal Revenue Code 1986, as amended, with regard to an Award including a non-resident alien taxpayer, with respect to some portion of an Award that is deemed to be income from a US source.

2	OPTIONS

2.1	The following new Rule 2.6 will be added to Rule 2:

“The Exercise Price of an Option granted to a US Participant must not be less than the Fair Market Value of a Share at the Grant Date.”

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2.2	The following new Rule 2.7 will be added to Rule 2:

“If a Participant becomes a US Participant after the Grant Date, any unvested Options subject to an Exercise Price that is less than the Fair Market Value on the Grant Date, and any unvested Cash Options that he holds at that time will be converted (without any further action on the part of the US Participant or the Company) into Conditional Awards or Cash Conditional Awards respectively, unless the Company determines otherwise, either at the Grant Date or subsequently.”

3	DIVIDEND EQUIVALENTS

3.1	The following wording will be added to Rule 5.2 after the words “of the relevant Award”:

“In any event, in the case of a Conditional Award, this should be no later than 31 December of the year in which the Award Vests.”

4	VESTING AND EXERCISE

4.1	The following wording will be added to Rule 9.6 after the words “as soon as reasonably practicable thereafter”:

“In any event, in the case of a Conditional Award, this should be no later than 31 December of the year in which the Award Vests.”

5	CASH EQUIVALENT

5.1	The following wording will be added Rule 11.2.3 after the words “as soon as reasonably practicable after Vest”:

“In any event, in the case of a Conditional Award, this should be no later than 31 December of the year in which the Award Vests.”

6	CESSATION OF EMPLOYMENT – CONDITIONAL AWARDS

The provisions of Rule 12 shall apply to Options held by US Participants. The following shall apply to Conditional Awards held by US Participants:

6.1	The following wording in Rule 12.1 will be deleted “unless the Board determines otherwise”.

6.2	If an Award is not subject to a Performance Condition, Rules 12.5 to 12.8 will not apply and will be replaced with the following:

12.5	“If a Participant ceases to hold office or employment with a Group Member as a result of:

12.5.1	ill-health, injury or disability as established to the satisfaction of the Board;

12.5.2	redundancy;

12.5.3	the Participant’s employing company ceasing to be a Group Member or the transfer of an undertaking or part of an undertaking (in which the Participant is employed) to a person who is not a Group Member; or

12.5.4	any other reason at the Board’s discretion, except where a Participant is summarily dismissed,

his Award will Vest as soon as practicable following the date of cessation.

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12.6	The number of Shares in respect of which an Award Vests pursuant to Rule 12.5 will be determined by the Board in its discretion, taking into account unless the Board determines otherwise, the period of time that has elapsed from the Grant Date to the date of cessation of office or employment, and to the extent that an Award does not Vest in full, the remainder will lapse immediately.”

7	AMENDMENTS

7.1	The following Rule 15.4 will be added to Rule 15:

“Notwithstanding the provisions of this Rule 15, any such amendment will only be effective to the extent that it complies with s.409A of the US Internal Revenue Code of 1986 as amended from time to time.”

8	CASH AWARDS

8.1	The following wording will be added to paragraph 1.3 of Schedule 1, after the words “as may be required by law”:

“In any event, in the case of a Cash Conditional Award, this should be no later than 31 December of the year in which the Award Vests.”

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